UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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Explanatory Note

On March 23, 2020, Harold Bevis succeeded Patrick Miller as President and CEO of Commercial Vehicle Group, Inc. (the “Company”). Mr. Bevis’ compensation was disclosed completely in the Company’s Current Report on Form 8-K filed on March 26, 2020 and the Annual Report on Form 10-K/A filed on May 4, 2020 with the Securities and Exchange Commission (the “SEC”). However, in the Company’s Definitive Proxy Statement filed on May 8, 2020 with the SEC, there was a clerical omission whereby we inadvertently left out a sentence describing Mr. Bevis’ compensation. Disclosed below is Mr. Bevis’ compensation:

In connection with Mr. Bevis' appointment as President and CEO, he will be paid a base salary of $500,000 and be entitled to an annual incentive opportunity equal to 100% of base salary, prorated for 2020 based on hire date, and with a guaranteed minimum payout of $375,000 for the 2020 plan year only. For the 2020 plan year, Mr. Bevis’ long term incentive plan target is set at $1,800,000, on terms to be determined by the compensation committee of the Board, distributed as follows:

    25%, or $450,000, will be issued in the form of time vested restricted stock units;
    25%, or $450,000, will be issued in the form of performance shares tied to relative performance of TSR as compared to the established peer group. The performance shares will be settled in stock, with a payout that may range from 0% to 200% based on performance;
    25%, or $450,000, will be issued in the form of restricted cash tied to relative performance of TSR as compared to the established peer group. Payouts may range from 0 - 200% based on performance; and
    25%, or $450,000, will be in the form of a strategic two year discretionary cash award tied to the completion of agreed upon goals and objectives. The payout may range from 0% to 300% based on performance.